Exhibit 4.3

*ENGLISH TRANSLATION FROM THE ORIGINAL HEBREW LANGUAGE. CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE OF INFORMATION THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE AND CONFIDENTIAL. REDACTED INFORMATION IS INDICATED BY [***].

Amendment No. 1 to the Share Purchase Agreement dated August 25, 2021

Made and entered into in Tel Aviv on December 20, 2021

By and between:	SHL Rashlatz-Rehovot Medical Services Ltd
Company No. 511556623
90 Yigal Alon St., Tel Aviv
(hereinafter the “Buyer”)

On the one hand;

And:	Dr. Haim Perluk
Identity No. [***]
[***], Tel Aviv
(hereinafter “Haim”)

On the second hand;

And:	Perluk Medical Holdings Ltd.
Company No. 511833246
[***], Tel Aviv
(hereinafter “Perluk Holdings”)

On the third hand;

And:	Orna Perluk
Identity No. [***]
[***], Tel Aviv
(hereinafter “Orna” and together with Haim and Perluk Holdings, the “Sellers”)

On the fourth hand;

And:	Mediton Medical Centers Network Ltd.
Company No. 511900888
18 Hahashmal St., Tel Aviv
(hereinafter “Mediton”)

On the fifth hand;

And:	Medishur Ltd.
Company No. 511295263
[***], Tel Aviv
(hereinafter “Medishur”)

On the sixth hand;

(Each individually hereinafter a “Party” and jointly the “Parties”)

Whereas	on August 25, 2021, the Parties entered into a share purchase agreement (the “Agreement”);

And whereas	Prior to the Transaction Closing Date, Mediton promised Mediton’s CEO, Mrs. Michal Litvin (“Michal”), to submit for approval by Mediton’s Board of Directors, after submission and receipt of approval of an appropriate plan under Section 102 of the Income Tax Ordinance [New Version] (the “Plan”), a resolution to grant Michal treasury shares under the Plan which reflect [***]% of Mediton’s issued and outstanding share capital on a Fully Diluted basis, after the Transaction Closing Date (“Michal Shares”);

And whereas	in this context, Mediton intends to enter into a supplement to the personal employment agreement with Michal, in the form attached hereto as Exhibit A;

And whereas	the Parties agree that in view of the foregoing and the Sellers’ obligation under the Agreement to ensure that the Sold Shares represent 70% of the capital of each of the relevant companies on a Fully Diluted basis, the issue of Michal Shares, if approved by Mediton’s Board of Directors, shall not result in dilution of the Buyer’s holdings, as of the Transaction Closing Date, in Mediton, and therefore Perluk Holdings shall transfer an additional amount of Mediton Ordinary Shares (as defined in the Agreement) without any change, modification or addition to the consideration paid for Mediton’s Sold Shares on the Closing Date, so that the shares transferred hereunder should for all intents and purposes represent an integral part of the Sold Shares within the meaning of the Agreement;

And whereas	concurrently with the execution of this Amendment, Mediton requests to split Mediton’s Authorized Share Capital (issued and outstanding, at a 1:100 ratio) in such a manner that each Mediton Share of NIS 1 par value is divided into 100 shares of NIS 0.01 par value each (“Stock Split”);

And whereas	the Parties agreed to amend and modify certain covenants contained in the Agreement to reflect the above so that this Amendment together with the Agreement govern the rights and obligations of the Parties as part of the share purchase transaction which is the subject of the Agreement.

Now therefore, it is agreed, stipulated and declared by the parties as follows:

1.	The Preamble to this Amendment constitute an integral part hereof and of the Agreement.

2.	Unless otherwise expressly stated, all terms and definitions contained in this Amendment shall have the same meaning as that ascribed to them in the Agreement. The terms and conditions of this Amendment shall constitute an integral part of the Agreement.

3.	Following the Stock Split, Perluk Holdings shall transfer 180 Mediton Ordinary Shares to the Buyer (the “Transferred Shares”) on account of the consideration payable on the Closing Date, which for all intents and purposes shall be deemed to be an integral part of Mediton’s Sold Shares (as defined in the Agreement), so that after the said transfer, the Buyer would own 7,180 Mediton Ordinary Shares representing 70% of Mediton’s issued and outstanding share capital on a Fully Diluted basis (after the issue of Michal Shares, if any). A capital table that reflects Mediton holdings after the Stock Split, the issue of Michal Shares (if any) and the said transfer, is attached hereto as Exhibit B.

4.	The Sellers hereby represent and warrant to the Buyer as follows:

a.	Perluk Holdings is the sole beneficial owner of the Transferred Shares which are fully paid up, and may exercise all powers and rights conferred by such shares. It has not granted nor undertaken to grant to any person or entity an option or right to purchase all or part of such shares, and no person or entity has any right of first refusal, co-sale right or any other right in respect of all or part of the shares, except as provided under the articles of association of the Company, the Agreement and the Shareholders Agreement with the Buyer. The Transferred Shares shall be Free and Clear; and

The foregoing representation shall also be true and accurate as of the date of actual transfer of the Transferred Shares to the Buyer.

b.	The representation set forth in Section 6.3 of the Agreement shall also be true and accurate with respect to the execution of this Amendment, mutatis mutandis.

5.	Prior to the issue of Michal Shares, the general meeting of the Company shall adopt a resolution to amend the articles of association of the Company in the form attached hereto as Exhibit C.

It is agreed that if the Call Option is exercised at the alternative price of NIS 120 million as set forth in Section 5 of the Agreement, then NIS 100 million will be attributed to Mediton and NIS 20 million will be attributed to Medishur (before linkage and before dividend deduction), and if the Call Option is exercised under the alternative of the Companies Value Determination Formula, as defined in Section 4.1 of the Agreement, or if the Put Option is exercised, the proceeds from the exercise will be attributed to each of Mediton and Medishur based on their respective contribution to the value set based on the Companies Value Determination Formula.

6.	If additional shares of the Company are issued to Michal in accordance with Section 9 of the supplement to her personal employment agreement, the terms and conditions of this Agreement shall also apply to the additional shares, so that Perluk Group transfers additional shares to the Buyer without consideration and the Buyer maintains its 70% holding in the Company without having to make additional payment.

7.	Any tax liability imposed on the Buyer for the transfer of the Transferred Shares to the Buyer shall be paid by the Sellers on a grossed-up basis, and the Buyer shall not be required to pay any tax for such transfer.

8.	Except as expressly provided herein, all other terms and conditions of the Agreement shall remain in full force and effect without change, and shall be read together with this Amendment.

9.	In the event of any conflict and/or inconsistency between the terms and conditions of this Amendment and the terms and conditions of the Agreement, the terms and conditions of this Amendment shall prevail.

[Signature page overleaf]

In witness whereof the parties have set their hands:

/s/ Dr. Haim Perluk
Dr. Haim Perluk	SHL Rashlatz-Rehovot Medical Services Ltd.

	By:	/s/ Yariv Alroy
	Title:	Chairman

	By:	/s/ Erez Nachtomy
	Title:	CEO

/s/ Orna Perluk
Perluk Medical Holdings Ltd.		Orna Perluk

By:	/s/ Dr. Haim Perluk
Title:	Chairman

Mediton Medical Centers Network Ltd.		Medishur Ltd.

By:	/s/ Dr. Haim Perluk	By:	/s/ Orna Perluk
Title:	Chairman	Title:	/s/ Director

I hereby confirm my consent:

/s/ Michal Litvin

Michal Litvin

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